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                                                                   EXHIBIT 10.18


                             EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement"), dated as of ______________, is between CompUSA Inc., a Delaware corporation, and ___________________________ ("Employee").

                               R E C I T A L S:

     A. Employee has been employed by Employer, and Employer and Employee desire to enter into a written agreement to specify the terms and conditions of Employee's continued employment with Employer.

     B. Employer considers the maintenance of a sound management team, including Employee, essential to protecting and enhancing its best interests and those of its stockholders.

     C. Employer recognizes that the possibility of a change in control of Employer may result in the departure or distraction of management to the detriment of Employer and its stockholders.

     D. Employee is a key executive of Employer and an integral member of its management team.

     E. Employer has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of selected members of Employer's management team to their assigned duties without the distraction arising from the possibility of a change in control of Employer.

     NOW, THEREFORE, in consideration of Employee's future employment with Employer and other good and valuable consideration, the parties agree as follows:

     SECTION 1. Employment. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

     SECTION 2.  Duties.  Employee shall be employed as
___________________________________ of Employer, or such other position to which he may be appointed by the Board of Directors. Employee agrees to devote his full time and best efforts to the performance of the duties attendant to his executive position with Employer.

     SECTION 3. Term. The term of employment of Employee hereunder shall commence on the date of this Agreement (the "Commencement Date") and continue until _____________, unless earlier terminated pursuant to Section 6 or Section 10.

     SECTION 4.  Compensation and Benefits.  In consideration for the services of Employee hereunder, Employer shall compensate Employee as follows:
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     (a)  Base Salary. Until the termination of Employee's employment hereunder,
Employer shall pay Employee, semi-monthly in arrears, a base salary at an annual rate of __________ (the "Base Salary"). The Base Salary may not be decreased at any time during the term of Employee's employment hereunder and shall be reviewed by Employer each October. Any increase in the Base Salary shall be in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

     (b) Management Incentive Bonus. Employee shall be eligible to receive from Employer such annual management incentive bonuses as may be provided in management incentive bonus plans adopted from time to time by Employer.

     (c) Vacation. Employee shall be entitled to 120 hours of paid vacation per year at the reasonable and mutual convenience of Employer and Employee. Unless otherwise approved by the Compensation Committee of the Board of Directors of the Company, accrued vacation not taken in any calendar year shall not be carried forward or used in any subsequent calendar year.

     (d) Insurance Benefits. Employer shall provide accident, health, dental, disability and life insurance for Employee under the group accident, health, dental, disability and life insurance plans maintained by Employer for its full-time, salaried employees.

     (e) Car Allowance. As a condition of Employee's employment, Employee shall from time to time be required to travel by automobile on Employer's business. Accordingly, during the term of Employee's employment hereunder, Employer shall provide Employee with a monthly car allowance of $1,000, payable in equal semi-monthly installments, to cover Employee's costs of obtaining, maintaining and insuring a suitable automobile.

     (f) Health Club Membership. For the duration of Employee's employment with Employer hereunder, Employer shall pay up to $250 per month for a health club membership in a health club selected by Employee.

     SECTION 5. Expenses. The parties anticipate that in connection with the services to be performed by Employee pursuant to the terms of this Agreement, Employee will be required to make payments for travel, entertainment of business associates and similar expenses. Employer shall reimburse Employee for all reasonable expenses of types authorized by Employer and incurred by Employee in the performance of his duties hereunder. Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as Employer may establish from time to time.

     SECTION 6.  Termination.

     (a) General. Employee's employment hereunder shall commence on the Commencement Date and continue until the end of the term specified in Section 3 and any renewals of such term mutually agreed to by Employer and Employee, except that the

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employment of Employee hereunder shall terminate prior to such time in accordance with the following:

          (i) Death or Disability. Upon the death of Employee during the term of his employment hereunder or, at the option of Employer, in the event of Employee's Disability, upon 30 days' notice to Employee.

          (ii) For Cause. For "Cause" immediately upon written notice by Employer to Employee. A termination shall be for Cause if:

                 (1)  Employee commits a criminal act involving moral turpitude;
          or

                 (2) Employee commits a material breach of any of the covenants, terms and provisions hereof or fails to obey written directions delivered to Employee by the Company's Chairman of the Board, President, Chief Executive Officer or its Board of Directors; provided that, in the case of a failure or breach that is not part of a continual pattern of misconduct or undertaken in bad faith, Employee has failed to cure such failure or breach within 30 days after receipt of written notice of such failure or breach from Employer.

          (iii)  Without Cause.  Without Cause upon notice by Employer to
     Employee.

          (iv) Termination by Employee. By Employee for "Good Reason" upon 10 days prior written notice to Employer. For purposes of this Agreement, Good Reason shall exist if:

                 (1) Employee is required to perform his duties at any location that is more than 50 miles from Employer's current facility in Marlborough, Massachusetts, except for necessary travel on Employer business;

                 (2) Employer routinely requires Employee to perform duties materially inconsistent with those core duties ordinarily and customarily assigned to individuals employed by Employer in a similar executive capacity; or

                 (3) Employer decreases Employee's base salary below the level set forth in Section 4(a);

     provided that Employee has given written notice to Employer of the existence of facts that constitute Good Reason and Employer has not, within 30 days after such notice, modified or remedied the facts set forth in the notice so that Good Reason no longer exists.

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     (b)  Severance Pay and Bonuses.

          (i) Termination Upon Death or Disability. Employee shall not be entitled to any severance pay or other compensation upon termination of his employment hereunder pursuant to Section 6(a)(i) except for the following:

                 (1) his Base Salary accrued but unpaid as of the date of termination;

                 (2) unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination;

                 (3) compensation for accrued, unused vacation as of the date of termination; and

                 (4) any bonus to which Employee would have been entitled for the Bonus Period if he were still employed hereunder on the last day of the Bonus Period. Any such bonus shall be paid to Employee at the same time bonuses are paid in respect of the Bonus Period to other employees of Employer entitled to receive bonuses for the Bonus Period. In the event the determination of Employee's bonus in respect of the Bonus Period involves any subjective assessment, such assessment shall be made in a manner most favorable to Employee. For purposes of this Section 6(b)(i)(4), the term "Bonus Period" means the full fiscal year or other applicable bonus period during which an Employee's employment hereunder was terminated.

          (ii) Termination Without Cause or By Employee; Separation Payments. In the event Employee's employment hereunder is terminated pursuant to
     Section 6(a)(iii) or Section 6(a)(iv), Employer shall pay Employee Separation Payments as Employee's sole remedy in connection with such termination. "Separation Payments" are payments made at the semi-monthly rate of Employee's Base Salary in effect immediately preceding the date of termination. Separation Payments shall be made for __________________ after the date of termination (the "Separation Payment Period") and shall be paid by Employer in equal semi-monthly payments in arrears. Separation Payments shall be reduced by the amount of any personal services income earned by Employee during the Separation Payment Period. Separation Payments shall be made for the number of months specified above without regard to the number of months remaining in the term of this Agreement. Employer shall also pay Employee the following:

                 (1) his Base Salary accrued but unpaid as of the date of termination;

                 (2) unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination; and

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                 (3)  compensation for accrued, unused vacation as of the date of termination.

     This Section 6(b)(ii) is subject to the provisions of Section 10(k) dealing with the coordination of payments in the event of a Change In Control.

          (iii) Termination For Cause. Employee shall not be entitled to any severance pay or other compensation upon termination of his employment hereunder pursuant to Section 6(a)(ii) except for the following:

                 (1) his Base Salary accrued but unpaid as of the date of termination;

                 (2) unpaid expense reimbursements under Section 5 for expenses incurred in accordance with the terms hereof prior to termination; and

                 (3) compensation for accrued, unused vacation as of the date of termination.

     (c) Certain Benefits. If Employee's employment hereunder is terminated before the end of the term of employment specified in Section 3 by:

          (i)    Employer for any reason other than Cause or disability; or

          (ii)   Employee for Good Reason;

all options held by Employee to purchase common stock of Employer that were issued to Employee in substitution for Employee's options to purchase common stock of PCs Compleat, Inc. and that would otherwise have vested prior to December 31, 1998 shall, to the extent not fully vested on the date of termination, become fully vested and shall be exercisable in accordance with the provisions of the PCs Compleat, Inc. 1991 Stock Option Plan.

     SECTION 7.  Inventions; Assignment.

     (a) Inventions Defined. All rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of Employer, whether or not patentable, copyrightable or reduced to writing, that Employee may discover, invent or originate during the term of his employment hereunder, and for a period of six months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer ("Inventions"), shall be the exclusive property of Employer. Employee shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer's expense, in obtaining, defending and enforcing Employer's rights therein. Employee hereby appoints

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Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

     (b) Covenant to Assign and Cooperate. Without limiting the generality of the foregoing, Employee shall assign and transfer to Employer the world-wide right, title and interest of Employee in the Inventions. Employee agrees that Employer may apply for and receive patent rights (including Letters Patent in the United States) for the Inventions in Employer's name in such countries as may be determined solely by Employer. Employee shall communicate to Employer all facts known to Employee relating to the Inventions and shall cooperate with Employer's reasonable requests in connection with vesting title to the Inventions and related patents exclusively in Employer and in connection with obtaining, maintaining and protecting Employer's exclusive patent rights in the Inventions.

     (c) Successors and Assigns. Employee's obligations under this Section 7 shall inure to the benefit of Employer and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of Employer in the Inventions.

     SECTION 8.  Confidential Information.

     (a) Acknowledgment of Proprietary Interest. Employee acknowledges the proprietary interest of Employer in all Confidential Information. Employee agrees that all Confidential Information learned by Employee during his employment with Employer or otherwise, whether developed by Employee alone or in conjunction with others or otherwise, is and shall remain the exclusive property of Employer. Employee further acknowledges and agrees that his disclosure of any Confidential Information will result in irreparable injury and damage to Employer.

     (b) Confidential Information Defined. "Confidential Information" means all confidential and proprietary information of Employer, including without limitation (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data,
(iv) proprietary computer programs and codes, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client lists, (viii) historical financial information and financial projections, (ix) pricing formulae and policies, (x) all other concepts, ideas, materials and information prepared or performed for or by Employer and (xi) all information related to the business, products, purchases or sales of Employer or any of its suppliers and customers, other than information that is publicly available.

     (c) Covenant Not To Divulge Confidential Information. Employer is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the employment of Employee and for the compensation being paid to Employee by Employer, Employee agrees at all times during the term of his employment hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by Employer to further the business of Employer,

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and not to use except in the pursuit of the business of Employer, the
Confidential Information, without the prior written consent of Employer.

     (d) Return of Materials at Termination. In the event of any termination or cessation of his employment with Employer for any reason, Employee shall promptly deliver to Employer all documents, data and other information derived from or otherwise pertaining to Confidential Information. Employee shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

     SECTION 9.  Noncompetition.

     (a) Until two years after termination of Employee's employment hereunder, Employee shall not do any of the following:

          (i) engage directly or indirectly, alone or as a shareholder, partner, director, officer, employee of or consultant to any other business organization, in any business activities that:

                 (1) relate to the wholesale, direct or retail sale of computer hardware, software, peripherals, training or other computer related services (the "Designated Industry"); or

                 (2) were either conducted by Employer prior to the termination of Employee's employment hereunder or proposed to be conducted by Employer at the time of such termination;

          (ii) divert to any competitor of Employer in the Designated Industry any customer of Employer; or

          (iii) solicit or encourage any director, officer, employee of or consultant to Employer to end his relationship with Employer or commence any such relationship with any competitor of Employer in the Designated Industry.

     (b) Employee's noncompetition obligations hereunder shall not preclude Employee from owning less than five percent of the common stock of any publicly traded corporation conducting business activities in the Designated Industry or from being employed by a manufacturer in the Designated Industry in a position that does not directly relate to the retail or direct sale of computer hardware, software, peripherals, training or computer sales related services to end users. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Employee agrees that this

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Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     SECTION 10. Termination of Employment in Connection With a Change In
Control.

     (a) Applicability. The provisions of this Section 10 shall apply in lieu of all conflicting provisions in this Agreement in the event Employee's employment hereunder is terminated in a Triggering Termination. Each of the following events constitutes a "Triggering Termination" when Employee's employment hereunder is:

          (i) terminated for any reason (other than death) within the 12 month period following a Change In Control;

          (ii) terminated by Employer during an Applicable Period for any reason other than the commission of a felony by Employee;

          (iii)  Constructively Terminated by Employer during an Applicable
     Period;

          (iv) terminated pursuant to Section 6(c)(ii) during an Applicable Period or within 12 months following a Change In Control; or

          (v) terminated in an Agreement Termination pursuant to this Section 10(a)(v).

                 (1) An "Agreement Termination" shall occur when Employee's employment hereunder is terminated by Employee immediately prior to a Change In Control to the extent that his continued employment with Employer is not pursuant to the terms of this Agreement (other than as provided herein with respect to an Agreement Termination) and thereafter is only on an at-will basis. Employee's determination to effect an Agreement Termination must be based on a good faith judgment of Employee and any two or more Concurring Persons, in light of the circumstances as then known or understood by them, that a Change In Control is going to occur within 24 hours, but it is not required as a condition to such good faith judgment that:

                      (I) Employee or any Concurring Person conduct any investigation or consult with any other person or group (except only for Employee's requirement to obtain the concurrence or approval of Concurring Persons);

                      (II) no condition remains to be satisfied before the Change In Control can occur; or

                      (III) the Board of Directors of Employer has taken any action to approve or facilitate the Change In Control.

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                 (2)  The concurrence or approval of the Concurring Persons is limited to the occurrence and timing of the Change In Control and is not made regarding the propriety of Employee's effecting an Agreement Termination.

                 (3) In consideration of the right to effect an Agreement Termination and receive a Termination Payment and Gross Up Payment immediately prior to a Change In Control, Employee agrees that, upon (and notwithstanding) his exercise of such right and the payment to him of the Termination Payment and Gross Up Payment, he shall continue, without interruption until such Change In Control occurs (unless his at-will employment with Employer is sooner terminated or Constructively Terminated by Employer, as described in Sections 10(a)(ii), (iii) and (iv), or Employee dies or terminates his employment with Employer due to Disability), to devote his full time and best efforts as an at-will employee of Employer to the performance of the same duties that he performed for Employer, holding the same office or position with Employer as he held before the Agreement Termination, but without the right to any compensation from Employer for such continued performance (except as provided below in Section 10(a)(v)(4)(I)). Employee's obligation set forth in the preceding sentence is referred to herein as the "Continued Performance Obligation."

                 (4) Employee shall have no obligation to comply with Section 8(d) until he has no further Continued Performance Obligation. If the anticipated Change In Control does not occur within five business days after Employee's receipt of a Termination Payment and Gross Up Payment following the exercise of his right to effect an Agreement Termination, then:

                      (I) such Agreement Termination shall be void and ineffective, and Employee's employment under all of the terms of this Agreement (including without limitation his compensation and benefits, duties, position and rights regarding any other actual or expected Change In Control) shall be deemed to have continued without interruption; and

                      (II) Employee shall, and Employee hereby agrees to, repay to Employer within two business days the full Termination Payment and Gross Up Payment received by Employee (together with interest, if any, actually earned on the funds while in Employee's control).

                 (5) If Employee fails to satisfy his Continued Performance Obligation, then:

                      (I) such Agreement Termination shall be void and ineffective, and Employee shall be deemed to have voluntarily terminated his employment hereunder before a Change In Control; and

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                      (II)   Employee shall repay to Employer within one
                 business day the full Termination Payment and Gross Up Payment received by Employee (together with interest, if any, actually earned on the funds while in Employee's control).

     (b)  Termination Payment.

          (i)    Amount.

                 (1) Upon the occurrence of a Triggering Termination, Employer shall pay Employee a lump sum payment in cash equal to 2.99 times the sum of the following items:

                      (I) Employee's annual base compensation determined by reference to his highest annual base compensation in effect at any time during Employee's employment with Employer;

                      (II) two times the Target Bonus that would be payable to Employee by Employer for the bonus period in which the Change In Control occurred; provided that the amount determined under this Section 10(b)(i)(1)(II) shall not be less than 60% of the amount determined under Section 10(b)(i)(1)(I); and

                      (III) Employee's annualized car allowance determined by reference to his highest car allowance rate in effect at any time during Employee's employment with Employer.

                 (2) The term "Termination Payment" shall include the amounts described above in Section 10(b)(i)(1) plus the following amounts described in this Section 10(b)(i)(2):

                      (I) Employee's Base Salary accrued but unpaid as of the date of the Triggering Termination;

                      (II) reimbursement under Section 5 for unpaid expenses incurred in the performance of his duties hereunder prior to the date of the Triggering Termination;

                      (III) any other benefit accrued but unpaid as of the date of the Triggering Termination; and

                      (IV) $18,000, which represents the estimated cost to Employee of obtaining accident, health, dental, disability and life insurance coverage for the 18 month period following the expiration of his continuation

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                 (COBRA) rights; provided that this Section 10(b)(i)(2)(IV)
                 shall be applied without regard to, and the amount payable under this Section 10(b)(i)(2)(IV) is in addition to, any continuation (COBRA) rights or conversion rights under any plan provided by Employer, which rights are not affected by any provision hereof.

          (ii) Time for Payment; Interest. Employer shall pay the Termination Payment to Employee concurrent with the Triggering Termination. Employer's obligation to pay to Employee any amounts under this Section 10, including without limitation the Termination Payment and any Gross Up Payment due under Section 10(d), shall bear interest at the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

          (iii) Payment Authority. Any officer of Employer (other than Employee) is authorized to issue and execute a check, initiate a wire transfer or otherwise effect payment on behalf of Employer to satisfy Employer's obligations to pay all amounts due to Employee under this
     Section 10.

          (iv) Termination. Employer's obligation to pay the Termination Payment shall not be affected by the manner in which Employee's employment hereunder is terminated. Without limiting the generality of the foregoing, Employer shall be obligated to pay the Termination Payment and any Gross Up Payment regardless of whether Employee's termination of employment is voluntary, involuntary, for cause, without cause, in violation of any employment agreement or other agreement in effect at the time of the Change In Control (except as provided in Section 10(a)(v)(5)(I) with respect to Employee's failure to satisfy his Continued Performance Obligation in the event of an Agreement Termination) or due to Employee's retirement or Disability. Employee's notice of his termination of employment hereunder in connection with a Change In Control may be made by any means.

     (c) Change In Control. A Change In Control shall be deemed to have occurred for purposes hereof when any Person meets the requirements for becoming an Acquiring Person, whether or not a Distribution Date occurs or the Rights are redeemed by Employer, as those terms are defined in the Rights Agreement between the Company and Bank One, Texas, N.A. as Rights Agent (First Interstate Bank of Texas, N.A. became successor Rights Agent as of November 1, 1995), dated as of April 29, 1994 (the "Rights Agreement"); provided that a Change In Control shall not be deemed to have occurred for purposes hereof with respect to any Person meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934, as amended.

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     (d)  Gross Up Payment.

          (i) Excess Parachute Payment. If Employee incurs the tax (the "Excise Tax") imposed by Section 4999 of the Code on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code as the result of the receipt of any payments under this Agreement, Employer shall pay to Employee an amount (the "Gross Up Payment") such that the net amount retained by Employee, after deduction of (1) any Excise Tax upon any payments under this Agreement (other than payments provided by this Section 10(d)(i)) and (2) any federal, state and local income and employment taxes (together with penalties and interest) and Excise Tax upon the payments provided by this Section 10(d)(i), shall be equal to the amount of the payments that Employee is entitled to receive under this Agreement (other than payments provided by this Section 10(d)(i)).

          (ii) Applicable Rates. For purposes of determining the Gross Up Payment amount, Employee shall be deemed:

                 (1) to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individual taxpayers in the calendar year in which the Gross Up Payment is made (which rate shall be adjusted as necessary to take into account the effect of any reduction in deductions, exemptions or credits otherwise available to Employee had the Gross Up Payment not been received);

                 (2) to pay additional employment taxes as a result of the receipt of the Gross Up Payment in an amount equal to the highest marginal rate of employment taxes applicable to wages; provided that if any employment tax is applied only up to a specified maximum amount of wages, such limit shall be taken into account for purposes of such calculation; and

                 (3) to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee's residence on the date of the Triggering Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

          (iii) Determination of Gross Up Payment Amount. The determination of the Gross Up Payment amount shall be made by Ernst & Young LLP or another nationally recognized public accounting firm selected by Employee (in either case, the "Accountants"). If the Excise Tax amount payable by Employee, based upon a "Determination," is different from the Excise Tax amount computed by the Accountants for purposes of determining the Gross Up Payment amount, then appropriate adjustments to the Gross Up Payment amount shall be made in the manner provided in Section 10(d)(iv). For purposes of determining the Gross Up Payment amount prior to a Determination of the Excise Tax amount, the following assumptions shall be utilized:

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                 (1)  that portion of the Termination Payment that is
          attributable to the items described in Sections 10(b)(i)(1)(I), (II),
          (III) and Section 10(b)(i)(2)(IV), and the Gross Up Payment, shall be treated as Parachute Payments without regard to whether a Change In Control satisfies the requirements of Section 280G(b)(2)(A)(i) of the Code;

                 (2) no portion of any payment made pursuant to Sections 10(b)(i)(2)(I), (II) or (III) or Section 11(c) shall be treated as a Parachute Payment;

                 (3) the amount payable to Employee pursuant to Section 10(l) shall be:

                      (I) deemed to be equal to 15% of the amount determined under Section 10(b)(i)(1)(I);

                      (II) deemed to have been paid immediately following the Change In Control;

                      (III) deemed to include the additional amount payable under Section 10(l), if any, for additional taxes payable by Employee as a result of the receipt of the payment described in
                 Section 10(l); and

                      (IV)   treated 100% as a Parachute Payment;

                 (4) it shall be assumed that all of the payments that could potentially be made to Employee pursuant to the Consulting Agreement shall be made, and all of such payments shall be treated as Parachute Payments; provided that nothing in this Section 10(d)(iii)(4) shall limit or reduce the payment of any amount similar to the Gross Up Payment under the Consulting Agreement;

                 (5) the "ascertainable fair market value" (as set forth in Prop. Treas. Reg. (S)1.280G-1, Q&A 13) of the Options, the vesting of which was accelerated by the Change In Control as provided in the Incentive Plan and as further provided in Section 10(j), shall be equal to the product of (I) and (II) as set forth below:

                      (I)    the number of shares covered by such Options; and

                      (II)   the difference between:

                             a. the fair market value per share as of the date of the Change In Control; and

                             b. the exercise price per share of stock subject to such Options; and

                 (6) for purposes of applying the rules set forth in Prop. Treas. Reg. (S)1.280G-1, Q&A 24(c) to a payment described in Prop. Treas. Reg. (S)1.280G-1, Q&A 24(b), the amount reflecting the lapse of the obligation to continue performing services shall be equal to the minimum amount allowed for such payment as set forth in Prop. Treas. Reg. (S)1.280G-1, Q&A 24(c)(2) (or if Prop. Treas. Reg. (S)1.280G-1
          has been superseded by temporary or final regulations, the minimum amount provided for in any temporary or final regulations that supersede Prop. Treas. Reg. (S)1.280G-1 and that are applicable to the Termination Payment, Gross Up Payment, or both).

          (iv) Time For Payment. Employer shall pay the estimated Gross Up Payment amount in cash to Employee concurrent with the payment of the Termination Payment. Employee and Employer agree to reasonably cooperate in the determination of the actual Gross Up Payment amount. Further, Employee and Employer agree to make such adjustments to the estimated Gross Up Payment amount as may be necessary to equal the actual Gross Up Payment amount, which in the case of Employee shall refer to refunds of prior overpayments and in the case of Employer shall refer to makeup of prior underpayments.

     (e) Term. Notwithstanding the provisions of Section 3, if a Change In Control occurs prior to April 30, 1998, Sections 10, 11 and 12 shall continue in effect for a period of 12 months after the date of the Change In Control.

     (f) Consulting Agreement. To preserve a sound and vital management team for the Company during the period immediately following a Change In Control, Employee agrees that, in the event of a Triggering Termination, Employee shall enter into a Consulting Agreement (the "Consulting Agreement") in the form attached hereto if requested by the Board of Directors of the Company within 30 days after the Change In Control. If Employee breaches his obligation under the preceding sentence by declining to enter into a Consulting Agreement, as liquidated damages for such breach and not as a penalty, Employee shall pay to Employer the amount that Employee otherwise would have received as compensation from Employer under the Consulting Agreement assuming Employee fully performed his obligations thereunder.

     (g) No Duty to Mitigate Damages. Employee's rights and privileges under this Section 10 shall be considered severance pay in consideration of his past service and his continued service to Employer from the Commencement Date, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from future employment.

     (h) Arbitration. Except as provided in Section 10(j) and in Section 11(d) with respect to Section 10(m), any controversy or claim arising out of or relating to this Section 10, or the breach thereof, shall be settled exclusively by arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.

Judgment upon the award rendered by the arbitrator may be entered in, and enforced by, any court having jurisdiction thereof.

     (i) No Right To Continued Employment. This Section 10 shall not give Employee any right of continued employment or any right to compensation or benefits from Employer except the rights specifically stated herein.

     (j) Restricted Stock and Exercise of Stock Options. Employee may hold options ("Options") issued under the Incentive Plan that become immediately exercisable upon a Change In Control. In addition, Employee may hold restricted stock ("Restricted Stock") issued under the Incentive Plan pursuant to which applicable restrictions will lapse upon a Change In Control. Employer shall take no action to facilitate a transaction involving a Change In Control, including without limitation redemption of the Rights issued pursuant to the Rights Agreement, unless it has taken such action as may be necessary to ensure that Employee has the opportunity to exercise all Options he may then hold, and obtain certificates containing no restrictive legends in respect of any Restricted Stock he may then hold, at a time and in a manner that shall give Employee the opportunity to sell or exchange the securities of Employer acquired upon exercise of his Options and upon receipt of unrestricted certificates for shares of Common Stock in respect of his Restricted Stock, if any (collectively, the "Acquired Securities"), at the earliest time and in the most advantageous manner any holder of the same class of securities as the Acquired Securities is able to sell or exchange such securities in connection with such Change In Control. Employer acknowledges that its covenants in the preceding sentence (the "Covenants") are reasonable and necessary in order to protect the legitimate interests of Employer in maintaining Employee as one of its employees and that any violation of the Covenants by Employer would result in irreparable injuries to Employee, and Employer therefore acknowledges that in the event of any violation of the Covenants by Employer or its directors, officers or employees, or any of their respective agents, Employee shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief in order to (i) obtain specific performance of the Covenants, (ii) obtain specific performance of the exercise of his Options, delivery of certificates containing no restrictive legends in respect of his Restricted Stock and the sale or exchange of the Acquired Securities in the advantageous manner contemplated above or (iii) prevent violation of the Covenants; provided that in the event Employee fails to obtain such injunctive relief, nothing in this Agreement shall be deemed to prejudice Employee's rights to damages for violation of the Covenants.

     (k)  Coordination With Other Payments.

          (i)    After the termination of Employee's employment hereunder:

                 (1)  if Employee is entitled to receive Separation Payments;
          and

                 (2) Employee subsequently becomes entitled to receive a Termination Payment, Gross Up Payment or both, then

          (ii) prior to the disbursement of the Termination Payment and Gross Up Payment:

                 (1) the payment date of all unpaid Separation Payments shall be accelerated to the payment date of the Termination Payment and such Separation Payments shall be made (in this event, Employer waives any requirement that Employee reduce the Separation Payments by the amount of any income earned by Employee thereafter); and

                 (2) the Termination Payment shall be reduced by the amount of the Separation Payments so accelerated and made.

     (l) Outplacement Services. If Employee becomes entitled to receive a Termination Payment under this Section 10, Employer agrees to reimburse Employee for any outplacement consulting fees and expenses incurred by Employee during the two year period following the Change In Control; provided that the aggregate amount reimbursed by Employer shall not exceed 15% of Employee's Base Salary in effect immediately prior to the Change In Control. In addition and as to each reimbursement payment, to the extent that any reimbursement under this Section 10(l) is not deductible by Employee for federal, state and local income tax purposes, Employer shall pay Employee an additional amount such that the net amount retained by Employee, after deduction of any federal, state and local income tax on the reimbursement and such additional amount, shall be equal to the reimbursement payment. All amounts under this Section 10(l) shall be paid by Employer within 15 days after Employee's presentation to Employer of any statements of such amounts and thereafter shall bear interest at the maximum rate allowed by law until paid by Employer; and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

     (m)  Noncompetition.

          (i) Following the occurrence of a Triggering Termination, Employee shall not:

                 (1) for a period of two years following the date of the Triggering Termination engage directly or indirectly, alone or as a shareholder, partner, director, officer, employee of or consultant to, any entity other than Employer that is in existence on the date of the Triggering Termination and is at that time engaged directly, or indirectly through any subsidiary, division or other business unit (individually, an "Entity"), in retail or direct sales of computer hardware, software, peripherals, training or other computer related services to end users (the "Change In Control Designated Industry"); or

                 (2) for a period of one year following the date of the Triggering Termination solicit or encourage any director, officer, employee of or consultant to Employer to end his relationship with Employer and commence any such relationship with any competitor of Employer in the Change In Control Designated Industry.

          (ii) Notwithstanding the foregoing, an Entity shall not be deemed to be engaged in the Change In Control Designated Industry if retail and direct sales of computer hardware, software, peripherals, training or other computer related services to end users are incidental to such Entity's business. Retail and direct sales of computer hardware, software, peripherals, training or other computer related services shall be deemed incidental to an Entity's business so long as:

                 (1) the aggregate of such sales by such Entity is 40% or less of the total sales of such Entity for the fiscal quarter of such Entity immediately preceding the date of the Triggering Termination or any of the eight immediately subsequent fiscal quarters of such Entity; and

                 (2) such Entity is not a member of a group of Entities under common control that includes one or more Computer Sales Entities; provided that the foregoing restriction shall be deemed not to have been violated if Employee terminates his employment or other prohibited relationship with an Entity promptly after his discovery that the Entity first became a Computer Sales Entity (during the term of his relationship) during the preceding fiscal quarter of such Entity. A "Computer Sales Entity" is defined as an Entity whose retail and direct sales of computer hardware, software, peripherals, training and other computer related services to end users, in the aggregate, are more than 40% of the total sales of such Entity, measured over any fiscal quarter. Notwithstanding the foregoing, the following Entities shall be deemed to be Computer Sales Entities engaged in the Change In Control Designated Industry: Best Buy, Circuit City, Tandy Corporation (and its subsidiaries, affiliates and divisions including Computer City), Fry's, Micro Electronics, Inc. (d/b/a Micro Center), Elek-Tek, Silo/Fretter, Computer Discount Warehouse, Inc., Dell Computer Corporation and Gateway 2000, Inc.

          (iii) If at any time the provisions of this Section 10(m) are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(m) shall be considered divisible and shall be immediately amended to only such area, duration or scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 10(m) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Notwithstanding the foregoing, Employee's noncompetition obligations hereunder shall not preclude Employee from owning stock with less than five percent of the voting power or economic interest in any publicly traded corporation conducting business activities in the Change In Control Designated Industry.

     SECTION 11. General.

     (a) Notices. Except as provided in Section 10(b)(iv), all notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party in accordance with this Section 11(a):

     If to Employer, to:                  with a copy to:

     CompUSA Inc.                         Jackson & Walker, L.L.P.
     14951 North Dallas Parkway           901 Main Street, Suite 6000
     Dallas, Texas  75240                 Dallas, Texas  75202
     Attention:  Chairman of the Board    Attention:  Fred W. Fulton
     Facsimile Number:  (214) 982-4276    Facsimile Number:  (214) 953-6115

     If to Employee, to:

     _________________________________
     _________________________________

     (b) Withholding; No Offset. All payments required to be made to Employee by Employer shall be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payments under Section 10 shall be subject to offset or reduction attributable to any amount Employee may owe to Employer or any other person.

     (c) Legal and Accounting Costs. Employer shall pay all attorneys' and accountants' fees and costs incurred by Employee as a result of any breach by Employer of its obligations under this Agreement, including without limitation all such costs incurred in contesting or disputing any determination made by Employer under Section 10 or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment under Section 10. Reimbursements of such costs shall be made by Employer within 15 days after Employee's presentation to Employer of any statements of such costs and thereafter shall bear interest at the maximum rate allowed by law until paid by Employer, and all accrued and unpaid interest shall bear interest at the same rate, all of which interest shall be compounded daily.

     (d) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 7, 8, 9 and 10(m), Employer shall have no adequate remedy at law and accordingly shall be entitled to specific performance and other appropriate injunctive and equitable relief.

     (e) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     (f) Waivers. No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

     (g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     (h) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     (i) Reference to Agreement. Use of the words "herein," "hereof," "hereto," "hereunder" and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

     (j) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Employee and the successors and assigns of Employer. This Agreement may be assigned by the Company or any Employer to any Employer; provided that in the event of any such assignment, the Company shall remain liable for all of its obligations hereunder and shall be liable for all obligations of all such assignees hereunder. If Employee dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

     (k) Entire Agreement; Effect on Prior Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto. Employee and the Company hereby agree that, if any other employment agreement between Employee and the Company (or its subsidiaries or other affiliates) is in existence on the Commencement Date, then this Agreement shall supersede such other employment agreement in its entirety, and such other employment agreement shall no longer be of any force and effect after the date hereof.

     (l) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

     (m) Gender and Number. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

     SECTION 12. Definitions. As used in this Agreement, the following terms will have the following meanings:

     (a)  Accountants has the meaning ascribed to it in Section 10(d)(iii).

     (b)  Acquired Securities has the meaning ascribed to it in Section 10(j).

     (c) Agreement has the meaning ascribed to it in the heading of this document.

     (d) Agreement Termination has the meaning ascribed to it in Section 10(a)(v)(1). References in this Agreement to termination of Employee's employment with Employer, in any form, shall be deemed to include (whether or not so expressed) an Agreement Termination.

     (e) Applicable Period means, with respect to any Change In Control, the period of 90 days immediately preceding the Change In Control.

     (f)  Base Salary has the meaning ascribed to it in Section 4(a).

     (g)  Cause has the meaning ascribed to it in Section 6(a)(ii).

     (h)  Change In Control has the meaning ascribed to it in Section 10(c).

     (i) Change In Control Designated Industry has the meaning ascribed to it in Section 10(m)(i)(1).

     (j)  Code means the Internal Revenue Code of 1986, as amended.

     (k)  Commencement Date has the meaning ascribed to it in Section 3.

     (l)  Company means CompUSA Inc., a Delaware corporation.

     (m) Computer Sales Entity has the meaning ascribed to it in Section 10(m)(ii)(2).

     (n) A Concurring Person is an individual who is the Chairman of the Board of Directors of the Company or a member of the Compensation Committee of the Board of Directors of the Company (or, if no Compensation Committee exists, or there are fewer than two members of the Compensation Committee, a nonemployee member of the Board of Directors of the Company) at the time in question.

     (o)  Confidential Information has the meaning ascribed to it in Section
8(b).

     (p) Constructively Terminated with respect to an Employee's employment with Employer will be deemed to have occurred if Employer:

          (i) demotes Employee to a lesser position, either in title or responsibility, than the highest position held by Employee with Employer at any time during Employee's employment with Employer;

          (ii) decreases Employee's compensation below the highest level in effect at any time during Employee's employment with Employer or reduces Employee's benefits and perquisites below the highest levels in effect at any time during Employee's employment with Employer (other than as a result of any amendment or termination of any employee or group or other executive benefit plan, which amendment or termination is applicable to all executives of Employer); or

          (iii) requires Employee to relocate to a principal place of business more than 25 miles from the principal place of business occupied by Employer on the first day of an Applicable Period.

     (q)  Consulting Agreement has the meaning ascribed to it in Section 10(f).

     (r)  Continued Performance Obligation has the meaning ascribed to it in
Section 10(a)(v)(3).

     (s)  Covenants has the meaning ascribed to it in Section 10(j).

     (t)  Designated Industry has the meaning ascribed to it in Section
9(a)(i)(1).

     (u) Determination has the meaning ascribed to such term in Section 1313(a) of the Code.

     (v) Disability with respect to an Employee shall be deemed to exist if he meets the definition of disability under the terms of the disability insurance policy referred to in Section 4(d). Any refusal by Employee to submit to a reasonable medical examination to determine whether Employee is so disabled shall be deemed conclusively to constitute evidence of Employee's Disability.

     (w) Employee has the meaning ascribed to it in the heading of this Agreement.

     (x) Employer refers collectively to the Company and its subsidiaries and other affiliates. In Section 10, the term "Employer" shall be deemed to refer to the Company, and for purposes of Section 10, Employee shall be deemed to be employed by the Company and all compensation and benefits paid or provided to Employee by any Employer under this Agreement at any time shall be deemed to have been paid or provided to Employee by the Company.

     (y)  Entity has the meaning ascribed to it in Section 10(m)(i)(1).

     (z)  Excise Tax has the meaning ascribed to it in Section 10(d)(i).

     (aa) Good Reason has the meaning ascribed to it in Section 6(a)(iii).

     (bb) Gross Up Payment has the meaning ascribed to it in Section 10(d)(i).

     (cc) Incentive Plan means the CompUSA Inc. Long-Term Incentive Plan and the PCs Compleat, Inc. 1991 Stock Option Plan, collectively, as such plans may be amended from time to time.

     (dd) Inventions has the meaning ascribed to it in Section 7(a).

     (ee) Options has the meaning ascribed to it in Section 10(j).

     (ff) Parachute Payments has the meaning ascribed to such term in Section 280G(b)(2) of the Code.

     (gg) Restricted Stock has the meaning ascribed to it in Section 10(j).

     (hh) Rights Agreement has the meaning ascribed to it in Section 10(c).

     (ii) Separation Payment Period has the meaning ascribed to it in Section 6(b)(ii).

     (jj) Separation Payments has the meaning ascribed to it in Section
6(b)(ii).

     (kk) Target Bonus means, with respect to each Employee, the dollar amount that is equal to the established percentage of such Employee's Base Salary that would be paid to Employee under the management incentive bonus plan of Employer assuming the measurement criteria contained in such plan with respect to Employee were achieved for the bonus period in which the Change In Control occurred.

     (ll) Termination Payment has the meaning ascribed to it in Section 10(b)(i)(2).

     (mm) Triggering Termination has the meaning ascribed to it in Section
10(a).

     EXECUTED as of the date and year first above written.

                                   CompUSA Inc.


                                   By ______________________________________


                                   _________________________________________
                                        ____________________________________

                             CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement"), dated as of _____________________ _____, 19_____ ("Effective Date"), is between CompUSA Inc., a Delaware corporation ("Company"), and _____________ ("Consultant").

                                 R E C I T A L S:

     A. Consultant was formerly employed by the Company (or one of its subsidiaries or affiliates) as an executive officer.

     B. Consultant and the Company previously entered into an Employment Agreement, dated as of ________________, 1996 ("Employment Agreement"), under which Consultant is obligated to enter into this Agreement at the request of the Board of Directors of the Company under certain circumstances.

     C. The Board of Directors of the Company has requested that Consultant enter into this Agreement and Consultant is willing to do so.

     NOW, THEREFORE, for and in consideration of the mutual promises contained in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, the parties agree as follows:

     SECTION 1. Duties. The Company retains Consultant to provide, and Consultant agrees to render, such consulting and advisory services as may be requested from time to time by the Company's Board of Directors. Consultant agrees to devote his attention, skills and best efforts to the performance of his duties under this Agreement. Consultant shall not be obligated, however, to devote more than 30 hours per month to the discharge of his responsibilities under this Agreement. Consultant shall be an independent contractor, not an employee of the Company, during the term of this Agreement.

     SECTION 2. Term. The term for providing consulting services under this Agreement commences on the Effective Date and continues, unless earlier terminated pursuant to Section 5, until 180 days after the date of the Change In Control, as defined in the Employment Agreement.

     SECTION 3. Compensation. In consideration for the services provided by Consultant, the Company shall pay to Consultant during the term of this Agreement compensation at a rate equal to the rate of his annual base compensation considered for purposes of Section 10(b)(i)(1)(I) of the Employment Agreement, which payments shall be made monthly in advance.

     SECTION 4. Expenses. The parties anticipate that Consultant, in connection with the services to be performed by him under this Agreement, will incur expenses for travel, lodging and similar items. The Company shall advance the estimated amount of such expenses to Consultant and shall, within 15 days after Consultant's presentation to the Company of reasonable documentation of the actual expenses, reimburse Consultant for all expenses incurred by Consultant in the performance of his duties under this Agreement that have not been so advanced.

     SECTION 5.  Early Termination.

     (a) Events of Early Termination. This Agreement may terminate prior to the expiration of the term specified in Section 2 as follows:

          (i)    Death.  Upon the death of Consultant during the term hereof.

          (ii) For Cause. For "Cause" immediately upon written notice by the Company to Consultant. For purposes of this Agreement, a termination shall be for Cause if:

                 (I) Consultant commits an unlawful or criminal act involving moral turpitude; or

                 (II) Consultant (A) fails to obey written directions delivered to Consultant by the Company's Board of Directors; or (B) commits a material breach of any of the covenants, terms and provisions of this Agreement and such failure or breach continues uncured for more than 30 days after receipt by Consultant of written notice of such failure or breach.

     (b) Payments Upon Early Termination. Consultant shall not be entitled to any compensation upon termination of this Agreement pursuant to this Section 5 except for his compensation accrued but unpaid as of the date of such termination and unpaid expense reimbursements under Section 4 for expenses incurred in accordance with the terms hereof prior to such termination.

     SECTION 6.  General.

     (a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 6(a):

     If to the Company, to:               with a copy to:

     CompUSA Inc.                         Jackson & Walker, L.L.P.
     14951 North Dallas Parkway           901 Main Street, Suite 6000
     Dallas, Texas  75240                 Dallas, Texas  75202
     Attention:  Chairman of the Board    Attention:  Fred W. Fulton
     Facsimile Number:  (214) 982-4276    Facsimile Number:  (214) 953-6115

     If to Consultant, to:

     ___________________________________

     ___________________________________

     (b) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     (c) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

     (d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     (e) Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     (f) Reference to Agreement. Use of the words "hereof," "hereto," "hereunder" and the like in this Agreement refer to this Agreement as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

     (g) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and shall be enforceable by the personal representatives and heirs of Consultant and the successors of the Company. If Consultant dies while any amounts would still be payable to him hereunder, such amounts shall be paid to Consultant's estate. This Agreement is not otherwise assignable by Consultant or by the Company.

     (h) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

     (i) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

     (j) Gender and Number. The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

     EXECUTED as of the date and year first above written.

                                   CompUSA Inc.


                                   By ______________________________________


                                   _________________________________________
                                       _____________________________________